EXHIBIT F
Redwood MicroCap Fund, Inc Pro Forma Combined Balance Sheets - Unaudited
3/31/2001
	Redwood MicroCap	64.875% Wyoming Resorts	57.5% TDP Energy	55% Alta Ca Broadcasting and Subsidiaries	Total	Eliminating Entries	Consolidated Balance Sheet	Percentage Of Total Assets
Current assets:
Cash & equivalents	$ 3,057	$ (8,687)	$ 6,867,000	$ (12,309)	$ 6,849,061		$ 6,849,061	41.9%
Accounts receivable		23,977	1,219,000	175,710	1,418,687	(437,170)	981,517	6.0%
Accounts receivable - affiliate				1,302,314	1,302,314	(1,302,314)	-	0.0%
Other current assets	41,412	4,338	323,000	74,231	442,981	(42,600)	400,381	2.5%
Total	44,469	19,628	8,409,000	1,539,946	10,013,043	(1,782,084)	8,230,959	50.4%
Investments in securities of affiliated issuers	5,729,726			517,898	6,247,624	(5,510,530)	737,094	4.5%
Advances to affiliates	1,120,510				1,120,510	(1,120,510)	-	0.0%
Other assets		43,605		721,679	765,284		765,284	4.7%
Fixed assets, net - oil and gas			2,729,000		2,729,000		2,729,000	16.7%
Fixed assets, net - hotel		2,810,367			2,810,367		2,810,367	17.2%
Fixed assets, net - other				1,064,384	1,064,384		1,064,384	6.5%
Total assets	$6,894,705	$2,873,600	$11,138,000	$ 3,843,907	$24,750,212	$(8,413,124)	$ 16,337,088	100.0%

Current liabilities
Accounts payable & other liabilities	$ 52,326	$ 68,618	$ 2,234,000	$ 148,469	$ 2,503,413	$ (20,000)	$ 2,483,413	15.2%
Advances payable to affiliate	156,105			-	156,105	(156,105)	-	0.0%
Current portion of notes payable		95,349	36,000	859,032	990,381		990,381	6.1%
Current portion - N/P to related party	1,230,000				1,230,000		1,230,000	7.5%
Current portion - N/P to affiliates		1,485,000		1,282,314	2,767,314	(2,767,314)	-	0.0%
Total	1,438,431	1,648,967	2,270,000	2,289,815	7,647,213	(2,943,419)	4,703,794	28.8%
Notes payable		1,053,305	254,000	473,372	1,780,677		1,780,677	10.9%
Notes payable to affiliate	281,065				281,065	(281,065)	-	0.0%
Minority interest in affiliates				4,552	4,552	4,038,275	4,042,827	24.7%
Deferred / current income tax liability	945,000		225,000		1,170,000	(945,000)	225,000	1.4%
Total liablities	2,664,496	2,702,272	2,749,000	2,767,739	10,883,507	(131,209)	10,752,298	65.8%
Common stock	2,412		1,000	225,000	228,412	(226,000)	2,412	0.0%
Treasury stock				(56,301)	(56,301)	56,301	-	0.0%
Additional paid in capital	1,968,734		389,000	775,887	3,133,621	(1,164,887)	1,968,734	12.1%
Net Assets/Retained earnings	2,259,063	171,328	8,359,000	131,582	10,920,973	(7,307,329)	3,613,644	22.1%
Due from stockholders			(360,000)	-	(360,000)	360,000	-	0.0%
Total liabilities and net assets	$6,894,705	$2,873,600	$11,138,000	$ 3,843,907	$24,750,212	$(8,413,124)	$16,337,088	100.0%